Exhibit 99.1

Manitex International Reports Second Quarter 2022 Results

Bridgeview, IL, August 9, 2022 — Manitex International, Inc. (Nasdaq: MNTX) (“Manitex” or the “Company”), a leading international provider of truck cranes, specialized industrial equipment, and construction equipment rental solutions, today announced results for the second quarter of 2022.

Q2 Financial Highlights*:

•	Net sales increased 15.9% to $69.6 million, compared to $60.0 million in the second quarter of 2021;

•	Net loss was $2.1 million, or $(0.10) per diluted share; Adjusted net income* for the second quarter of 2022 was $1.1 million, or $0.05 per share,

•

Adjusted EBITDA* increased to $5.2 million, or 7.4% of net sales compared to $4.2 million, or 7.1% of net sales in the second quarter of 2021 and compared to $2.7 million, or 4.5% of net sales in the first quarter of 2022;

•

Backlog of $214 million, as of June 30 2022, represents the eighth consecutive quarterly increase, and a 92% increase since June 30, 2021; the Company’s book-to-bill ratio was 1.1:1 for the second quarter of 2022;

•	Operating expenses of $14.0 million includes $3.1 million in non-recurring reorganization and acquisition costs;

•	Net debt was $78.7 million at the end of the quarter and the company had $42 million in liquidity as of 6/30/2022.

*Q2 2022 Consolidated results reflect the inclusion of Rabern Rentals; Adjusted numbers exclude $3.1 million in non-recurring reorganization and acquisition costs booked in Q2 and are discussed in greater detail and reconciled under “Non-GAAP Financial Measures and Other Items”

“We reported stronger net sales, a healthy increase in backlog, and margins that are trending higher and continue to progress towards previously stated financial objectives,” said Michael Coffey, CEO of Manitex International. “We remain encouraged that much of the persistent inflationary pressures and other supply chain challenges in 2022 have been offset by more favorable pricing, cost reductions and efficiency gains that we’ve implemented. We are pleased with the progress we’ve made, and we believe there is more to come. Recovering industrial markets, a robust order book, with bookings slightly outpacing sales, and other indicators of operating improvement are all providing us with confidence in a strong finish to the year and into 2023, with growth throughout each of our product categories.”

“Rabern Rentals, which we acquired in April, delivered strong results in the quarter, with sales that are well ahead of last year, a trend that we expect to continue and contribute nicely to our sales growth and margin recovery. At the end of the quarter, we announced deliveries had begun on a $15 million aerial work platform (AWP) order to Enel, and those deliveries continue to go as planned. Another one of our large accounts, Craneworks, with multiple locations throughout the country, placed a significant order for Manitex boomtrucks of various weight capacities. During the quarter, we also launched three new PM articulated crane products to our global dealer network, which were designed for global applications and in particular, with a focus on the North American markets,” concluded Mr. Coffey.

Financial Results for the Second Quarter ended June 30, 2022

Net revenues increased $9.6 million or 15.9% to $69.6 million for the three months ended June 30, 2022 from $60.0 million for the comparable period in 2021.

Net loss was $2.1 million, or $(0.10) per share for the second quarter compared with net income of $5.4 million in the same period last year. Adjusting for non-recurring items, including restructuring and acquisition expenses, adjusted net income was $1.1 million, or $0.05 per share for the second quarter of 2022 compared with $2.2 million, or $0.11 per share in last year’s same period, which included a $3.7 million non-recurring gain that was not repeated in this year’s June quarter.

The company’s Adjusted EBITDA was $5.2 million, or 7.4% of sales, compared with $4.2 million, or 7.1% of sales in last year’s same period. Adjusted EBITDA was 7.4%, the highest level achieved in two years. Rabern Rentals, which was acquired during the second quarter of 2022, is having a significant positive impact on the company’s margin performance, as anticipated.

Conference Call:

Management will host a conference call with an accompanying slide presentation, today, on August 9, at 4:30 PM ET, to discuss the results with the investment community. Anyone interested in participating in the call should dial 877-758-1913 from within the United States or 212-231-2928 if calling internationally. A replay will be available and can be accessed by dialing 844-512-2921 or 412-317-6671. Please use passcode 22020119 to access the replay. The call will be broadcast live and archived for 90 days over the internet with accompanying slides, accessible at the Company’s website at www.manitexinternational.com/eventspresentations.aspx.

Non-GAAP Financial Measures and Other Items

In this press release, we refer to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management uses to evaluate operating performance, to establish internal budgets and targets, and to compare the Company’s financial performance against such budgets and targets. These non-GAAP measures, as defined by the Company, may not be comparable to similarly titled measures being disclosed by other companies. While adjusted financial measures are not intended to replace any presentation included in our condensed consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe these measures are useful to investors in assessing our operating results, capital expenditure and working capital requirements and the ongoing performance of its underlying businesses. A reconciliation of Adjusted GAAP financial measures is included with this press release. Results of operations reflect continuing operations. All per share amounts are on a fully diluted basis. The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of the dates indicated.

About Manitex International, Inc.

Manitex International is a leading provider of mobile truck cranes, industrial lifting solutions, aerial work platforms, construction equipment and rental solutions that serve general construction, crane companies, and heavy industry. The company engineers and manufactures its products in North America and Europe, distributing through independent dealers worldwide. Our brands include Manitex, PM, MAC, Oil & Steel, Valla, and Rabern Rentals.

Forward-Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

CoreIR

Peter Seltzberg, Capital Markets and Corporate Advisory

Investor Relations

516-419-9915

MANITEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current assets
Cash	$16,588	$21,359
Cash – restricted	207	222
Trade receivables (net)	44,895	30,515
Other receivables	2,599	2,039
Inventory (net)	76,295	64,965
Prepaid expense and other current assets	2,611	2,436
Assets held for sale	75	—

Total current assets	143,270	121,536

Total fixed assets, net of accumulated depreciation of $18,289 and $18,662 at June 30, 2022 and December 31, 2021, respectively	49,433	16,460
Operating lease assets	5,756	3,563
Intangible assets (net)	15,678	11,946
Goodwill	36,805	24,949
Other long-term assets	1,143	1,143
Deferred tax assets	258	178

Total assets	$252,343	$179,775

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$59,140	$44,136
Accrued expenses	12,913	10,539
Related party payables (net)	109	203
Notes payable	20,373	18,401
Current portion of finance lease obligations	470	399
Current portion of operating lease obligations	1,653	1,064
Customer deposits	3,954	7,121

Total current liabilities	98,612	81,863

Long-term liabilities
Revolving term credit facilities (net)	46,645	12,717
Notes payable (net)	24,317	10,089
Finance lease obligations (net of current portion)	3,656	3,822
Non-current operating lease obligations	4,103	2,499
Deferred gain on sale of property	467	507
Deferred tax liability	2,496	1,074
Other long-term liabilities	3,798	4,389

Total long-term liabilities	85,482	35,097

Total liabilities	184,094	116,960

Commitments and contingencies
Equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at June 30, 2022 and December 31, 2021	—	—
Common Stock—no par value 25,000,000 shares authorized, 20,078,254 and 19,940,487 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	133,129	132,206
Paid-in capital	3,073	3,264
Retained deficit	(70,463)	(68,436)
Accumulated other comprehensive loss	(6,608)	(4,219)

Equity attributable to shareholders of Manitex International	59,131	62,815
Equity attributed to noncontrolling interest	9,118	—

Total equity	68,249	62,815

Total liabilities and equity	$252,343	$179,775

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net revenues	$69,577	$60,045	$129,997	$107,213
Cost of sales	57,210	48,605	107,505	86,968

Gross profit	12,367	11,440	22,492	20,245
Operating expenses
Research and development costs	720	800	1,436	1,585
Selling, general and administrative expenses	11,431	8,069	19,877	15,813
Transaction costs	1,886	—	2,199	—

Total operating expenses	14,037	8,869	23,512	17,398

Operating income (loss)	(1,670)	2,571	(1,020)	2,847
Other income (expense)
Interest expense	(1,068)	(558)	(1,573)	(1,083)
Interest income	1	2	3	6
Gain on Paycheck Protection Program loan forgiveness	—	3,747	—	3,747
Foreign currency transaction loss	142	(85)	93	(300)
Other income (expense)	724	5	988	(15)

Total other income (expense)	(201)	3,111	(489)	2,355

Income (loss) before income taxes	(1,871)	5,682	(1,509)	5,202
Income tax expense	232	317	364	609

Net income (loss)	$(2,103)	$5,365	(1,873)	4,593

Net income attributable to noncontrolling interest	154	—	154	—

Net (loss) income attributable to shareholders of Manitex International, Inc.	$(2,257)	$5,365	$(2,027)	$4,593

Income (loss) per share
Basic	$(0.10)	$0.27	$(0.09)	$0.23
Diluted	$(0.10)	$0.27	$(0.09)	$0.23
Weighted average common shares outstanding
Basic	20,058,966	19,902,617	20,012,735	19,873,840
Diluted	20,058,966	19,988,827	20,012,735	19,947,565

Net Sales and Gross Margin

	Three Months Ended
	June 30, 2022		March 31, 2022		June 30, 2021
	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted
Net sales	$69,577	$69,577	$60,420	$60,420	$60,045	$60,045
% change Vs Q1 2022	15.2%	15.2%
% change Vs Q2 2021	15.9%	15.9%
Gross margin	12,367	12,367	10,125	10,125	11,440	11,441
Gross margin % of net sales	17.8%	17.8%	16.8%	16.8%	19.1%	19.1%

Backlog

	June 30, 2022	Mar 31, 2022	Dec 31, 2021	Sept 30, 2021	June 30, 2021
Backlog from continuing operations	213,810	205,682	$188,981	$113,584	$111,170
Change Versus Current Period		4.0%	13.1%	88.2%	92.3%

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

Reconciliation of Net Income (Loss) To Adjusted Net Income

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Net income (loss)	$(2,103)	$230	$5,365
Adjustments, including net tax impact	3,180	713	(3,134)
Adjusted net income (loss)	$1,077	$943	$2,231
Weighted diluted shares outstanding	20,058,966	20,014,180	19,988,827
Diluted earnings (loss) per share as reported	$(0.10)	$0.01	$0.27
Total EPS effect	$0.15	$0.04	$(0.16)
Adjusted diluted earnings (loss) per share	$0.05	$0.05	$0.11

Reconciliation of Net Income (Loss) To Adjusted EBITDA

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Net Income (loss)	$(2,103)	$230	$5,365
Interest expense	1,068	505	558
Tax expense	232	132	317
Depreciation and amortization expense	2,772	1,145	1,124

EBITDA	$1,969	$2,012	$7,364
Adjustments:
Litigation / legal settlement	$351	$318	$150
Rabern transaction costs	1,886	314	—
Stock compensation	582	232	278
Gain on PPP loan forgiveness	—	—	(3,747)
FX	(142)	49	85
Severance / restructuring costs	1,223	29	1
Valla earnout	(33)	(202)	—
Gain on sale of building	(672)	—	—
Other	12	(27)	109

Total Adjustments	$3,207	$713	$(3,124)

Adjusted EBITDA	$5,176	$2,725	$4,240

Adjusted EBITDA as % of sales	7.4%	4.5%	7.1%

Net Debt

	June 30, 2022	March 31, 2022	December 31, 2021
Total cash & cash equivalents	$16,795	$15,745	$21,581
Notes payable - short term	$20,373	$20,388	$18,401
Current portion of finance leases	470	450	399
Notes payable - long term	24,317	9,939	10,089
Finance lease obligations - LT	3,656	3,775	3,822
Revolver, net	46,645	12,730	12,717

Total debt	$95,461	$47,282	$45,428

Net debt	$78,666	$31,537	$23,847

Net debt is calculated using the Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable, and revolving credit facilities minus cash and cash equivalents.